Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for its

Second Quarter Ended September 30, 2021

McLean, VA, November 2, 2021: Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced earnings for its second quarter ended September 30, 2021. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investors section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	September 30, 2021	June 30, 2021	Change	% Change
For the quarter ended:
Total investment income	$18,538	$18,026	$512	2.8%
Total expenses, net(A)	16,373	20,330	(3,957)	(19.5)

Net investment income (loss)(A)	2,165	(2,304)	4,469	194.0
Net realized (loss) gain	(1,534)	1,929	(3,463)	NM
Net unrealized appreciation	27,504	47,514	(20,010)	(42.1)

Net increase in net assets resulting from operations(A)	28,135	47,139	(19,004)	(40.3)

Net investment income (loss) per weighted-average common share(A)	0.07	(0.07)	0.14	NM

Adjusted net investment income per weighted-average common share(B)	0.23	0.24	(0.01)	(4.2)
Net increase in net assets resulting from operations per weighted-average common share(A)	0.85	1.42	(0.57)	(40.1)
Cash distribution per common share from net investment income	0.16	0.20	(0.04)	(20.0)
Cash distribution per common share from net realized gains(C)	0.08	0.07	0.01	14.3
Weighted-average yield on interest-bearing investments	13.3%	13.8%	(0.5)%	(3.6)%
Total dollars invested	$30,400	$17,150	$13,250	77.3
Total dollars repaid and collected from sales	362	21,835	(21,473)	(98.3)
As of:
Total investments, at fair value	$736,503	$678,594	$57,909	8.5%
Fair value, as a percent of cost	106.6%	102.7%	3.9%	3.8
Net assets	$440,701	$420,538	$20,163	4.8
Net asset value per common share	13.27	12.66	0.61	4.8
Number of portfolio companies	27	27	—	—

(A)

Inclusive of $5.6 million, or $0.16 per weighted-average common share, and $10.3 million, or $0.31 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended September 30, 2021 and June 30, 2021, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

(B)

See Non-GAAP Financial Measure — Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)

Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter: During the quarter ended September 30, 2021, the following significant events occurred:

•	Portfolio Activity:

•	Invested $24.3 million, through a combination of secured first lien debt and preferred equity, into one new portfolio company;

•	Invested $6.2 million in various existing portfolio companies; and

•	Merged two existing portfolio companies, resulting in second lien debt of $23.5 million and common equity of $11.5 million, at cost, in the new portfolio company.

•	Distributions and Dividends:

•	Paid $0.07 per common share to common stockholders each of July, August, and September 2021;

•	Paid $0.1328125 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (Nasdaq: GAINL)(“Series E Term Preferred stock”) for July 2021;

•	Paid $0.0796875 per share to holders of our Series E Term Preferred stock for the period from August 1, 2021 up to, but excluding, the redemption date of August 19, 2021; and

•	Paid a $0.03 per common share supplemental distribution to common stockholders in September 2021.

•	Financing Activities:

•	Issued publicly-traded 4.875% Notes due 2028 (Nasdaq: GAINZ) (“2028 Notes”) with a total principal amount of $134.6 million; and

•	Voluntarily redeemed all outstanding shares of our Series E Term Preferred Stock for a total liquidation preference of $94.4 million.

Second Quarter Results: Net investment income for the quarter ended September 30, 2021 was $2.2 million, or $0.07 per weighted-average common share, compared to net investment loss for the quarter ended June 30, 2021 of $2.3 million, or $0.07 per weighted-average common share. This change was a result of a decrease in total expenses, net of credits, as well as an increase in total investment income, quarter over quarter.

Total investment income during the quarters ended September 30, 2021 and June 30, 2021 was $18.5 million and $18.0 million, respectively. The quarter over quarter increase was primarily due to a $2.2 million increase in dividend and success fee income, the timing of which can be variable, partially offset by a $1.7 million decrease in interest income, due to a decline in collections of past due interest from portfolio companies previously on non-accrual status and placing one portfolio company on non-accrual status in the current quarter.

Total expenses, net of credits, during the quarters ended September 30, 2021 and June 30, 2021 were $16.4 million and $20.3 million, respectively. The quarter over quarter decrease was primarily due to a $4.7 million decrease in the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, as the $0.8 million increase in interest expense, as a result of the issuance of the 2028 Notes, was largely offset by a $0.7 million decrease in dividend expense related to the redemption of the Series E Term Preferred Stock.

Net asset value per common share as of September 30, 2021 was $13.27, compared to $12.66 as of June 30, 2021. The quarter over quarter increase was primarily due to $27.5 million, or $0.83 per common share, of net unrealized appreciation, and $2.2 million, or $0.07 per common share, of net investment income, partially offset by $8.0 million, or $0.24 per common share, of distributions paid to common shareholders, and $1.5 million, or $0.05 per common share, of realized losses on investments and other.

Subsequent Events: After September 30, 2021, the following significant events occurred:

•	Significant Investment Activity:

•	In October 2021, we invested $10.5 million in an existing portfolio company, Bassett Creek Services, Inc., in the form of secured first lien debt.

•	Distributions and dividends: In October 2021, our Board of Directors declared the following monthly and supplemental cash distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
October 22, 2021	October 29, 2021	$0.075
November 19, 2021	November 30, 2021	0.075
December 7, 2021	December 15, 2021	0.090	(A)
December 23, 2021	December 31, 2021	0.075

	Total for the Quarter:	$0.315

(A) Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	September 30, 2021		June 30, 2021
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income (loss)	$2,165	$0.07	$(2,304)	$(0.07)
Capital gains-based incentive fee	5,594	0.16	10,310	0.31

Adjusted net investment income	$7,759	$0.23	$8,006	$0.24

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call: The Company will hold its earnings release conference call on Wednesday, November 3, 2021, at 8:30 a.m. EDT. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 10, 2021. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13722592. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended September 30, 2021, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.